Exhibit 99.1

NUO THERAPEUTICS REPORTS FULL-YEAR 2014 FINANCIAL RESULTS

Conference Call Scheduled for April 1 at 8:00 am Eastern Time

GAITHERSBURG, Maryland – March 31, 2015 – Nuo Therapeutics, Inc. (OTCQX: NUOT) a pioneer in biodynamic therapies, today reported financial results for the year ended December 31, 2014.

2014 and Recent Corporate Highlights

•	Implemented a series of strategic initiatives to reposition Nuo as a pure-play chronic wound care company

•	Completed corporate name change to Nuo Therapeutics; re-launched chronic wound care system under Aurix™ brand

•	Completed $35 million convertible debt financing with Deerfield Management Company to support implementation of commercial strategy

•	Discontinued ALD-401 Bright Cell development program and closed research & development facility in Durham, NC

•	Signed exclusive licensing and distribution agreement with Rohto Pharmaceutical Co. to develop and commercialize Aurix in Japan

•	Initiated post-market study (the “Au Study”) of Aurix under Centers for Medicare and Medicaid Services (CMS) Coverage with Evidence Development (CED) Program

Full-year 2014 Financial Summary

•	Total revenues were $7.8 million, compared with $11.6 million in 2013

•	Net loss was $18.9 million, or $0.16 per share, compared with $20.2 million, or $0.20 per share in 2013

•	Cash and cash equivalents totaled approximately $15.9 million as of December 31, 2014

Fourth Quarter 2014 Financial Summary

•	Total revenues were $1.9 million, compared with $3.5 million in the fourth quarter of 2013

•	Net income of $2.9 million, compared with a net loss of $4.9 million in the fourth quarter of 2013. Fourth quarter 2014 net income included an unrealized non-cash gain related to change in fair value of derivative liabilities totaling $8.3 million, compared with an unrealized non-cash charge of $0.7 million in the same period of 2013.

“2014 was a year in which we made significant progress toward implementing our commercial strategy and established the necessary foundation for sustainable long-term growth.” said Martin Rosendale, Chief Executive Officer of Nuo Therapeutics.

“Our results for the year reflect several key initiatives aimed at establishing Nuo as an emerging leader in individualized wound care. These include building a world-class commercial organization, the discontinuation of the ALD-401 R&D program and an ongoing transition of the Angel® system to Arthrex following our 2013 licensing agreement, which allow us to focus on maximizing our commercial efforts around launching Aurix as a best-in-class wound care system. We are aware however of the need for scale in optimizing sales force efficiency in the wound care space, and we have, from time to time in the past, actively explored strategic and product-related opportunities. We continue to investigate opportunities that we believe could optimize our commercial infrastructure, broaden our business and increase shareholder value while positioning the Company for long-term success in the changing wound care environment.

Thus far in 2015, we have continued to steadily advance the Aurix commercial program through CMS approval of our amended CED protocols and initiation of our Au Study. These recent milestones give us confidence in our ability to take advantage of the large chronic wound care market opportunity, and we anticipate that the substantial efforts we have put forth have the potential to generate meaningful returns over time.”

Since initiating the Au Study in February 2015, the Company has implemented the revised CED data collection protocols at several outpatient facilities and begun enrolling patients into the registry. Nuo is also collaborating with spinal cord injury units and wound care centers at Veterans Administration (VA) hospitals who are evaluating the product on a sample basis. Three such sites are currently in the final stages of product evaluation, while a number of other facilities have initiated the review process and are expected to advance to product evaluation in the coming months.

Dean Tozer, Chief Commercial Officer of Nuo Therapeutics, added: “In the five months since we launched the newly-branded Aurix at the Symposium on Advanced Wound Care (SAWC) Fall Meeting, our commercial team has been aggressively pursuing a variety of sales opportunities with customer targets, focusing on those responsible for making purchasing decisions at Veterans Administration hospitals and outpatient wound care centers. We have made excellent progress and have overcome a number of challenges to reach this point. I am proud of what our team has accomplished and their work to get us to where we are today, and I remain confident that our greatest success is yet to come.”

Financial Results for the Year Ended December 31, 2014

Total revenues for the year were $7.8 million, compared to $11.6 million in 2013. The year-over-year decline in total revenues was primarily related to decreases in product sales and service revenue, partially offset by increased royalties and license fee revenue. Full-year gross margin was 13%, compared with 27% in 2013. The gross margin decrease was attributable to Angel disposable products, which were sold to Arthrex at a lower average selling price in 2014 as compared to the prior year. In addition we recognized increased costs related to actual and expected Angel centrifuge refurbishment costs and an inventory reserve established for excess and obsolete inventory. This was partially offset by an increase in gross profit and margin from Angel related license fees and royalty revenue.

Total operating expenses for the year were $24.4 million, compared to $21.2 million in 2013. The increase in operating expenses was attributable to the expansion of Nuo’s commercial, marketing, and clinical organization, as well as a non-cash impairment charge for in process research and development. This was partially offset by reduced expenses following the closure of the Company’s research and development facility in North Carolina.

The Company reported a net loss for the year of $18.9 million, or $(0.16) per share, compared with $20.2 million or $(0.20) per share a year ago.

Cash and cash equivalents as of December 31, 2014 totaled approximately $15.9 million, compared with approximately $3.3 million as of December 31, 2013.

Financial Results for the Fourth Quarter Ended December 31, 2014

Total revenues were $1.9 million in the fourth quarter, compared to $3.5 million in the same period of 2013. The decrease was primarily due to a reduction in Angel disposable product sales to Arthrex, partially offset by an increase in royalty revenue as a result of increased sales by Arthrex. Gross margin in the fourth quarter of 2014 was (10%), compared with 14% in the fourth quarter of 2013. The negative gross margin in the fourth quarter of 2014 was attributable primarily to increased costs related to actual and expected Angel centrifuge refurbishment costs and an inventory reserve established for excess and obsolete inventory. This was partially offset by an increase in gross profit and margin from Angel related license fees and royalty revenue. Total operating expenses in the fourth quarter were $4.2 million, compared to $4.3 million in the same period of 2013.

Net income in the fourth quarter was $2.9 million, compared to a net loss of $4.9 million in the fourth quarter of 2013. Fourth quarter 2014 net income included an unrealized non-cash gain related to the change in fair value of derivative liabilities totaling $8.3 million. This compares to an unrealized non-cash charge of $0.7 million in the fourth quarter of 2013.

Conference Call and Webcast:

Wednesday, April 1, 2015 @ 8am Eastern/5am Pacific	Replays – Available through April 8, 2015
Domestic: 877-407-4018	Domestic: 877-870-5176
International: 201-689-8471	International: 858-384-5517
Passcode: 13604618	Passcode: 13604618
Webcast: www.nuot.com

About Nuo Therapeutics

Nuo Therapeutics, Inc. (the "Company") is a biomedical company that pioneers leading-edge biodynamic therapies for wound care. The Company’s flagship product, Aurix is a biodynamic hematogel that harnesses a patient's innate regenerative abilities for the management of a variety of wounds. For additional information please visit www.nuot.com.

About Aurix

Aurix is the first platelet and plasma therapy system to be cleared by FDA for the management of a broad range of ulcers and exuding wounds, including:

•	All types (diabetic foot ulcer, venous leg ulcer, pressure ulcer, etc.),

•	All morphologies (partial thickness, full thickness and complex wounds),

•	All severities (tunneling, sinus tract, bone, tendon and hardware exposure).

Unlike other cellular-based treatment options, Aurix is an autologous biodynamic hematogel that is derived from a patient’s own platelets and plasma. The product is used at the point-of-care to stimulate the natural wound healing process from deep within the wound bed. For additional information, please visit www.AurixSystem.com.

Safe Harbor Statement — This press release contains "forward-looking statements" pursuant to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "believes", "forecasted," "projects," "is expected," "remain confident," "will", "estimate," "target," "plan," "should", "would," "is likely," "may," and/or similar expressions. The information contained in the forward-looking statements, including without limitation those about the Company's estimated revenue, gross margin, operating expenses and other income or expenses, is inherently uncertain, and the Company's actual results may differ materially from these forward-looking statements. These forward-looking statements include, without limitation, statements concerning the Company's ability to successfully launch and rebrand its wound care system in the timeframe and to the extent anticipated, the Company’s ability to estimate the potential of the wound care market and to commercialize any of its rebranded products / therapies, successfully execute its Aurix (formerly AutoloGel) sales and commercialization strategies, the Company’s ability to launch Aurix as expected and derive financial and commercial benefits of such launch, to achieve Aurix expected reimbursement rates in 2015 and thereafter, the Company's ability to comply with the debt covenants and restrictions under its existing loan facilities, the Company’s ability to realize expected benefits from the Arthrex licensing arrangement, the Company's ability to collect the data necessary for the grant of the unconditional coverage, the Company's ability to continue in its efforts to expand in the wound care market, and its ability to successfully negotiate with physician offices as anticipated and to realize the anticipated sales growth from such treatment. Forward-looking statements are also subject to many risks and uncertainties that could cause our actual results and the timing of certain events to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, risks as to whether the Company may achieve a favorable CMS determination relating to the reimbursement rates for Aurix, the Company's ability to successfully realize sales of the Angel Technology resulting in the royalty stream to the Company, the Company's ability to expand patient populations as contemplated, its ability to provide Medicare patients with access as expected, the Company's ability to realize its expectations of favorable future dialogue with potential strategic partners, its ability to identify, proceed with and consummate strategic initiatives , its ability to successfully manage contemplated clinical trials, its ability to manage and address the capital needs, human resources, management, compliance and other challenges of a larger, more complex and integrated business enterprise, the viability and effectiveness of the Company's sales approach and overall marketing strategies, its ability to secure Medicare reimbursements at adequate levels; its ability to realize commercial success or acceptance by the medical community, the Company's ability to raise additional capital or issue additional securities and to continue as a going concern, and the Company's ability to execute on its strategy to market the Aurix System as contemplated, and other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission, including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto. Undue reliance should not be placed on forward-looking information. Nuo Therapeutics operates in a highly competitive and rapidly changing business and regulatory environment, thus new or unforeseen risks may arise. Except as is expressly required by the federal securities laws, Nuo Therapeutics undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason..

Contact:	Investors:
Nuo Therapeutics, Inc.	The Ruth Group
Martin Rosendale, CEO	Lee Roth
Steven Shallcross, EVP/ CFO	646-536-7012
240-499-2680	lroth@theruthgroup.com

Nuo Therapeutics, Inc.

Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(UNAUDITED)	(UNAUDITED)	(AUDITED)	(AUDITED)
Revenues
Product sales	$1,374,360	$2,956,852	$5,849,330	$10,498,726
License fees	100,481	100,594	402,264	167,657
Royalties	423,033	334,098	1,510,340	703,744
Other revenue	—	72,476	—	201,311
Total revenues	1,897,874	3,464,020	7,761,934	11,571,438

Cost of revenues
Cost of sales	2,041,689	2,924,501	6,594,006	8,363,902
Cost of royalties	44,194	47,712	176,737	89,290
Total cost of revenues	2,085,883	2,972,213	6,770,743	8,453,192
Gross profit	(188,009)	491,807	991,191	3,118,246

Operating expenses
Salaries and wages	2,253,125	1,308,070	8,473,427	7,319,407
Consulting expenses	26,765	552,407	1,401,381	2,148,983
Professional fees	286,350	329,670	1,221,462	1,156,868
Research, development, trials and studies	75,982	748,360	2,623,541	3,798,398
General and administrative expenses	1,590,729	1,373,892	5,978,429	6,789,660
Impairment of trademarks and IPR&D	—	—	4,683,829	—
Total operating expenses	4,232,951	4,312,399	24,382,069	21,213,316
Loss from operations	(4,420,960)	(3,820,592)	(23,390,878)	(18,095,070)

Other income (expense)
Interest, net	(847,417)	(356,123)	(3,434,783)	(1,680,023)
Change in fair value of derivative liabilities	8,259,553	(720,401)	8,100,922	(470,052)
Loss on disposal of fixed assets	(131,456)	—	(131,456)	—
Other	1,791	3,043	(7,493)	15,374
Total other income (expenses)	7,282,471	(1,073,481)	4,527,190	(2,134,701)
Loss before provision for income taxes	2,861,511	(4,894,073)	(18,863,688)	(20,229,771)
Income tax provision	5,649	3,919	19,584	18,589
Net loss	2,855,862	(4,897,992)	(18,883,272)	(20,248,360)

Loss per common share —
Basic and diluted			$(0.16)	$(0.20)

Weighted average shares outstanding —
Basic and diluted			120,516,225	103,620,046

Nuo Therapeutics, Inc.

Consolidated Balance Sheets

	December 31,	December 31,
	2014	2013
	(AUDITED)	(AUDITED)
ASSETS

Current assets
Cash and cash equivalents	$15,946,425	$3,286,713
Short-term investments, restricted	53,391	53,257
Accounts and other receivable, net	1,889,327	3,926,681
Inventory, net	556,620	1,111,507
Prepaid expenses and other current assets	2,338,990	1,258,282
Deferred costs, current portion	1,091,387	316,551
Total current assets	21,876,140	9,952,991

Property and equipment, net	925,171	919,469
Deferred costs	3,547,007	482,349
Intangible assets, net	28,747,770	33,768,954
Goodwill	1,128,517	1,128,517
Total assets	$56,224,605	$46,252,280

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$1,877,736	$3,351,844
Accrued expenses	6,218,224	4,666,828
Deferred revenues, current portion	402,377	740,990
Note payable, current portion	—	1,800,000
Total current liabilities	8,498,337	10,559,662

Notes payable	—	3,620,593
Convertible debt, net of debt discount	325,553	202,658
Deferred revenues	1,039,475	1,441,852
Derivative liabilities	29,846,821	3,248,595
Other liabilities	546,867	366,926
Total liabilities	40,257,053	19,440,286

Conditionally redeemable common stock (909,091 issued and outstanding)	500,000	500,000

Stockholders' equity
Common stock; $.0001 par value, authorized 425,000,000 shares;
2014 issued and outstanding - 125,680,100 shares;
2013 issued and outstanding - 107,164,855 shares	12,477	10,626
Common stock issuable	392,950	432,100
Additional paid-in capital	125,173,973	117,097,844
Accumulated deficit	(110,111,848)	(91,228,576)
Total stockholders' equity	15,467,552	26,311,994
Total liabilities and stockholders' equity	$56,224,605	$46,252,280